EXHIBIT 99

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Reports First Quarter of 2004 Earnings

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., April 28, 2004 — Komag, Incorporated (Nasdaq: KOMG), the largest independent supplier of thin-film media for disk drives, today announced earnings of $18.0 million, and diluted earnings per share of $0.65 for the first quarter of 2004.

First quarter 2004 revenue, net income and earnings per share were $123.6 million, $18.0 million and $0.65 compared to $118.2 million, $16.4 million and $0.65 in the fourth quarter of 2003. In the first quarter of 2003, the Company reported revenue of $105.5 million, net income of $5.1 million and earnings per share of $0.21.

In the first quarter of 2004, revenue increased 5% from the prior quarter and 17% from the first quarter of 2003. Finished disk shipments were 19.2 million in the first quarter of 2004 compared to 19.3 million in the prior quarter and 16.7 million a year ago. Other disk revenue was $9.6 million in the first quarter of 2004 compared to $8.4 million in the fourth quarter of 2003 and $12.4 million a year ago.

Operating income in the first quarter of 2004 was $20.1 million compared to $21.0 million in the fourth quarter of 2003 and $9.2 million in the year ago quarter or an operating margin of 16%, 18% and 9%, respectively.

In January 2004, the Company completed the sale of 3.525 million shares of common stock and issued $80.5 million of 2.0% Convertible Subordinated Notes. Total net proceeds from the offerings were approximately $144.0 million. In the first quarter of 2004, the Company repaid in full its Senior Secured Notes and other notes with the proceeds from the offerings. The total outstanding balance of the Senior Secured Notes and the other notes was $116.0 million at the end of the fourth quarter of 2003. At the end of the first quarter of 2004, the Company’s only outstanding debt was the new $80.5 million of 2.0% Convertible Subordinated Notes.

The Company ended the first quarter of 2004 with $80.9 million of cash.

First Quarter Review

Sales to Maxtor, Hitachi Global Storage Technologies, Western Digital, and Seagate accounted for 45%, 21%, 19% and 8% of total revenue in the first quarter of 2004, respectively. Finished disk shipments for desktop and consumer applications together represented 89% of Komag’s first quarter of 2004 unit shipment volume. The remaining finished disk shipments (11%) in the first quarter of 2004 were disks for high-end server (enterprise) drives.

In February 2004, the Company completed the purchase of a substrate manufacturing facility in Malaysia from Trace Storage Technology Corporation (Trace) for $10.0 million to support the increasing finished unit capacity and allow the Company to become a substrate supplier to Trace.

As previously announced, the Company is in the process of expanding its finished unit capacity within its current manufacturing facilities from 20 million per quarter to approximately 24 to 25 million per quarter. The current plan is to have the full new capacity available to support the seasonally stronger second half of 2004.

Total capital spending in the first quarter of 2004 was $23.7 million, which included a portion of the capital expenditures for the capacity expansion as well as the $10.0 million purchase price of the substrate facility.

T.H. Tan, Komag’s chief executive officer announced, “We are very pleased to begin 2004 with a stronger balance sheet due to the completion of our debt and equity offerings and the continuing strength of our operating performance. The initial operations of the new substrate facility are proceeding well and our capacity expansion is in progress. We also expanded our unit shipments for high-end server (enterprise) drives and high-performance multi platter drives.”

The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. The Company’s 2004 fiscal year contains 53 weeks. The additional week was included in the Company’s first quarter of 2004. As such, the first quarter of 2004 was comprised of 14 weeks and all other quarters in 2004 will include 13 weeks.

Business Outlook

As previously discussed, the first quarter of 2004 included 14 weeks. Based on current customer demand, which reflects the traditional seasonally soft second quarter combined with returning to the normal 13 week quarter, the Company expects total revenue for the second quarter of 2004 to be down approximately 15% from the first quarter of 2004. Also, with the current seasonal market conditions, the Company plans to reduce production levels and perform its normal annual preventative maintenance at its finished unit manufacturing facilities in the second quarter of 2004. With the reduced sales and production levels, both operating and net profit margins are expected to be between 9% and 12%.

About Komag

Founded in 1983, Komag is the world’s largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the belief that finished unit capacity will increase to approximately 24 to 25 million and be available for the traditionally stronger second half of 2004, that production levels will decrease in the second quarter of 2004, that revenue in the second quarter of 2004 will be down approximately 15% from revenue in the first quarter of 2004 and that the operating and net profit margins are expected to both be between 9% and 12%. The Company’s actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to complete its capacity building projects and annual preventative maintenance projects, continued variability in demand for and average selling price of disks, continued customer demand and the impact of demand variation on factory utilization, customers’ decisions to move to a mix-shift towards finished disks, the Company’s ability to achieve its operating yield, cost and profitability targets, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	Apr 4, 2004	Dec 28, 2003	Mar 30, 2003
Net Sales	$123,585	$118,231	$105,515
Cost of Sales	86,656	81,780	82,739

Gross Profit	36,929	36,451	22,776
Gross Profit %	29.9%	30.8%	21.6%
Research, Development, and Engineering Expense	11,622	10,996	9,909
Selling, General, and Administrative Expense	5,354	5,622	4,562
Gain on Disposal of Assets	(190)	(1,151)	(861)

Operating Income	20,143	20,984	9,166
Interest Income	281	181	108
Interest Expense	(1,862)	(3,058)	(3,385)
Other Income (Expense), Net	(50)	(57)	196

Income Before Income Taxes	18,512	18,050	6,085
Provision for Income Taxes	539	1,607	1,031

Net Income	$17,973	$6,443	$5,054

Net Income %	14.5%	13.9%	4.8%
Basic Net Income Per Share	$0.68	$0.70	$0.22

Diluted Net Income Per Share	$0.65	$0.65	$0.21

Basic Shares Outstanding	26,307	23,643	23,297

Diluted Shares Outstanding	27,662	25,150	23,934

NOTE: Certain reclassifications have been made to prior period balances in order to conform to the current period presentation.

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	Apr 4, 2004	Dec 28, 2003
	(Unaudited)	(NOTE 1)
ASSETS
Cash and Cash Equivalents	$80,858	$70,058
Net Receivables	72,565	60,628
Inventories	38,644	25,501
Prepaid Expenses and Deposits	1,712	2,756

Total Current Assets	193,779	158,943
Property, Plant and Equipment, Net	198,582	184,536
Other Intangible Assets, Net	3,358	4,257
Other Assets	3,124	71

TOTAL ASSETS	$398,843	$347,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$—	$20,247
Trade Accounts Payable	48,964	40,117
Other Liabilities	16,934	25,054

Total Current Liabilities	65,898	85,418
Long-Term Debt	80,500	95,801
Common Stock	240,552	172,695
Deferred Stock-Based Compensation	(201)	(228)
Retained Earnings (Accumulated Deficit)	12,094	(5,879)

TOTAL STOCKHOLDERS’ EQUITY	252,445	166,588

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$398,843	$347,807

NOTE 1: The Consolidated Balance Sheet at December 28, 2003 was derived from the audited financial statements.